Exhibit 99.1

Stifel Reports October 2024 Operating Data

ST. LOUIS, MO, November 21, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for October 31, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based assets increased 22% and 28%, respectively, from the same period a year ago, as we benefitted from strong market appreciation and our recruiting efforts. However, both metrics declined 1%, versus September 2024 levels, due to market declines. We continue to see positive trends in client cash levels, as client money market and insured product balances increased 2% in October, driven by growth in both Smart Rate and Sweep balances.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	10/31/2024	10/31/2023	9/30/2024	10/31/2023	9/30/2024

Total client assets	$493,469	$404,057	$496,298	22%	(1)%

Fee-based client assets	$189,326	$147,667	$190,771	28%	(1)%

Private Client Group fee-based client assets	$165,530	$129,687	$166,768	28%	(1)%

Bank loans, net (includes loans held for sale)	$20,722	$20,654	$20,633	0%	0%

Client money market and insured product (1)	$27,613	$25,184	$26,970	10%	2%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations